EXHIBIT 99.1
News Release

FOR FURTHER INFORMATION:
Media Relations:	Investor Relations:
Jim Vitak	Eric Boni
(614) 790-3715	(859) 815-3527
jevitak@ashland.com	enboni@ashland.com

FOR IMMEDIATE RELEASE:
June 22, 2009

Ashland Inc. agrees to sell its
marine services business

COVINGTON, Ky. — Ashland Inc. (NYSE:ASH) today announced it has signed a definitive agreement to sell its global marine services business, known for many years as Drew Marine, to J. F. Lehman & Co. in a transaction valued at approximately $120 million before tax. Ashland’s after-tax proceeds will be used to reduce debt.
“This transaction will be a win for all parties,” said James J. O’Brien, Ashland chairman and chief executive officer. “For Ashland, this reflects our strategy to strengthen our core specialty chemical businesses while reducing our investment in non-core or non-strategic businesses. For J. F. Lehman & Co., the acquisition of Drew Marine represents an opportunity to acquire a leading global brand with strong market positions and prospects for growth. I believe the outlook for the marine business and its employees will be much stronger as part of an organization that is targeting growth in the maritime industry.”
“We are extremely excited with the prospect of owning the Drew Marine business and anticipate welcoming their employees to the J.F. Lehman & Co. family. We are confident this transaction will prove beneficial for all constituents involved,” said John F. Lehman, chairman, J.F. Lehman & Co. Louis N. Mintz, partner, added, “As the leading supplier of specialty chemicals and services to the maritime industry, Drew Marine represents an outstanding fit with our established investment criteria. We are looking forward to teaming with Drew Marine’s management and employees to continue their long history of technical excellence and dedication to customer service.”
With revenues of approximately $140 million a year, the Drew Marine business has approximately 325 employees, 28 offices and 98 stocking locations in 47 countries. The business is a recognized global leader in providing technical solutions, high-value products and services to the global marine industry, including chemicals and testing equipment; water treatment, tank cleaners and corrosion inhibitors; sealing and welding products; refrigerants and refrigeration services; engineered systems and products; fuel management programs; and fire safety and rescue products and services.
The transaction is expected to close within 60 days, conditioned upon a number of standard closing conditions. Both Ashland and J.F. Lehman & Co. expect a seamless transition with no disruption in customer service or supply.

About Ashland Inc.
Ashland Inc. (NYSE: ASH) provides specialty chemical products, services and solutions for many of the world’s most essential needs and industries. Serving customers in more than 100 countries, it operates through five commercial units: Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution. To learn more about Ashland, visit www.ashland.com.

About J.F. Lehman & Co.
J.F. Lehman & Co. is a leading middle-market private equity firm focused exclusively on the defense, aerospace and maritime sectors.  The firm has offices in New York, Washington and London.  For more information about J.F. Lehman & Co., please visit www.jflpartners.com.

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